Exhibit 99.1

Mannatech Expects to Announce Record Annual Sales

Coppell, TX – February 13, 2006 (NASDAQ – MTEX) Mannatech, Inc. a direct selling leader in glyconutritional wellness solutions, today announced it expects to report annual consolidated net sales of approximately $389 million for the year ended December 31, 2005, an increase of $94 million or 32% as compared to 2004.

In addition, Mannatech expects to report consolidated net sales for the fourth quarter 2005 of $101 million, for an estimated increase of 20% to as compared to its fourth quarter 2004. The estimated growth in sales reflects a higher current associate and member count of 490,000 as of December 31, 2005, an estimated increase of 32% or 121,000 as compared to 369,000 for its year ended December 31, 2004.

Sam Caster, Chairman, Chief Executive Officer and Founder of Mannatech, stated “We expect to report that our consolidated net sales for the fourth quarter of 2005 will again exceed $100 million for the third consecutive quarter. The anticipated strong results reflect the continued product focus of Mannatech combined with the solid support of our committed associate base.”

Mannatech expects to report fourth quarter and full year 2005 earnings before March 15, 2006.

About Mannatech

Based in Coppell, Texas, Mannatech, Incorporated is a wellness solutions provider that develops innovative, high-quality, proprietary nutritional supplements, topical products and weight management products, which are sold through a global network-marketing system operating throughout the United States and the international markets of Canada, Australia, the United Kingdom, Japan, New Zealand, the Republic of Korea, Taiwan, and Denmark.

Please Note: This release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, Section 21E of the Securities Exchange Act of 1934, as amended, and the Private Securities Litigation Reform Act of 1995. These forward-looking statements generally can be identified by use of phrases or terminology such as “may,” “believes,” “estimates,” “projects”,” well positioned,” “expects,” and “plans” or other similar words or the negative of such terminology. Similarly, descriptions of Mannatech’s objectives, strategies, plans, goals or targets contained herein are also considered forward-looking statements. Mannatech believes this release should be read in conjunction with all of its filings with the Securities and Exchange Commission and cautions its readers that these forward-looking statements are subject to certain events, risks, uncertainties, and other factors. Some of these factors include, among others, Mannatech’s inability to attract and retain associates and members, increases in competition, litigation, regulatory changes, and its planned growth into new international markets. Although Mannatech believes that its expectations, statements, and assumptions reflected in these forward-looking statements are reasonable, it cautions its readers to always consider all of the risk factors and any other cautionary statements carefully in evaluating each forward-looking statement in this release, as well as those set forth in its latest Annual Report on Form 10-K, and other filings filed with the Securities and Exchange Commission, including its current reports on Form 8-K. All of the forward-looking statements contained herein speak only as of the date of this release.

Contact Information:

Steve Fenstermacher, CFO

Investor Relations

972-471-6512

ir@mannatech.com